       News Release

Lake Shore Savings Bank,  31 East Fourth Street,  Dunkirk, NY 14048

IMMEDIATE RELEASE

Lake Shore Bancorp Welcomes New Directors To Board

Dunkirk, NY, July 25, 2019 – Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ:LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), is pleased to welcome John P. McGrath and Ronald J. Passafaro to its Board of Directors.

Gary W. Winger, Chairman of the Board of Directors for the Company, announced that both McGrath and Passafaro have accepted a position on the Company’s Board of Directors.  “We are thrilled to welcome both Mr. McGrath and Mr. Passafaro to the Company’s Board of Directors,” said Mr. Winger.  “Both gentlemen hold years of distinguished leadership experience making them an ideal complement to our existing team.”

Mr. McGrath has been the Assistant Treasurer at Moog Inc. since 2008, and has nearly 30 years of managerial experience in the banking industry, including Greater Buffalo Savings Bank, First Niagara Financial Group and Empire of America. He holds a Masters of Business Administration from the University at Buffalo, a Bachelor’s of Science Degree from Canisius College, and is a graduate of the National School of Finance and Management at Fairfield University. Mr. McGrath and his wife Patricia reside in Orchard Park.

Mr. Passafaro is currently the President, CEO and Chairman of the Board of ECR International, a division of BDR Thermea Group, where he has served in this capacity since 2015. BDR Thermea, headquartered in the Netherlands, is a global leader providing innovative heating and hot water systems and services for residential and commercial applications marketed in over 100 countries. He has served two terms as Chairman of the North American boiler industry and presently serves the industry as a member of the Leadership Council. In 2017, Mr. Passafaro was presented the Richard C. Schultz award for distinguished service to the North American air conditioning, heating and refrigeration industry. Mr. Passafaro and his wife Paula reside in Clinton, New York and Dunkirk, New York.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ:LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York.  The Bank offers a broad range of retail and commercial lending and deposit services.  The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”.  Additional information about the Company is available at www.lakeshoresavings.com.

For more information contact:

Daniel P. Reininga, President and CEO

Phone: (716) 366-4070

daniel.reininga@lakeshoresavings.com

- END -